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Media Breeanna Straessle 615-986-5886 media.relations@lpcorp.com	Investor Relations Aaron Howald 615-986-5792 Aaron.Howald@lpcorp.com
LP Building Solutions to Acquire Wawa OSB Facility from Forex Inc.
Ontario-based mill set to become next LP® SmartSide® manufacturing facility
NASHVILLE, Tenn. (April 21, 2023) – LP Building Solutions (LP) (NYSE: LPX), a leading manufacturer of high-performance building products, and Forex Inc. have entered into a definitive agreement under which LP will acquire the assets owned by Wawa OSB Inc., a subsidiary of Forex Inc. The transaction will add to LP’s assets a manufacturing facility in Wawa, Ontario that will be converted into an LP® SmartSide® Trim & Siding mill. The transaction, which is subject to court approval and customary closing conditions, is expected to be completed in early May 2023.
“LP SmartSide Trim & Siding has experienced tremendous growth over the past few years, becoming one of the fastest-growing siding brands in the United States,” said Executive Vice President and General Manager of Siding Jason Ringblom. “In response to customer demand, we continue to expand our capacity across North America to position SmartSide for long-term growth. Our acquisition of Forex Inc.’s Wawa facility is a great addition to our fleet of siding mills and perfect example of how we are investing in the future of SmartSide.”
Once converted, the mill will add approximately 400 million square feet of capacity, making it LP’s largest single-line siding mill. This will bring LP’s total siding capacity to 2.7 billion square feet annually.
Built in the mid-1990s as an OSB mill, the site is an ideal location for SmartSide production due to its access to an ample and sustainable aspen wood basket and efficient logistics options. The mill’s conversion will bring more than 150 sustainable jobs to the region, which has a long, rich history in forest product manufacturing.
“We are thrilled to see the continued revival of this wood-based plant coming true,” said Forex Executive Vice President Yolaine Rousseau. “We would like to thank all the employees, First Nations, suppliers and local authorities for their support of this project.”
LP is evaluating project schedules to determine when construction at the facility will begin. While a second SmartSide manufacturing line is still planned for LP’s Houlton, Maine facility, this project will break ground after the conversion of the Wawa mill.
For over 20 years, LP SmartSide Trim and Siding has provided customers with innovative home siding products that combine the beauty of traditional wood and the durability of carbon-negative engineered wood. To learn more about SmartSide products, visit LPCorp.com.

About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding and LP® Outdoor Building Solutions™), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore™ Thermal Insulated Sheathing and LP® TopNotch® 350 Durable Sub-Flooring) and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile and Brazil. For more information, visit LPCorp.com.
About Forex Inc.
Since its foundation by the Cossette family, Forex is passionate about sustainable forestry, the development of forest products, and job creation. By prioritizing buying and investing locally, Forex seeks to make a positive impact on the regional economy and is committed to creating and maintaining jobs in local communities. For more information, visit Forexinc.ca.